EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-125994, 333-139484, 333-159749, 333-173494, 333-180095 and 333-189391) and Form S-3 (File Nos. 333-186067 and 333-193105) of NeoGenomics, Inc. of our report dated February 24, 2014 relating to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 appearing in this Annual Report on Form 10-K.

/s/ Kingery & Crouse, P.A.

Certified Public Accountants

Tampa, Florida

March 15, 2016